Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated September 30, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-      ) with respect to the consolidated balance sheets of Healthy Green Group Holding Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2021 and 2020, and the related notes included herein.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

February 16, 2023